Exhibit 10.74


April 13, 1999

Jim Chick
Trailmaster Products, Inc.
420 Jay Street
Coldwater, MI  49036

RE: ADDITIONAL RESPONSIBILITIES AS VICE PRESIDENT OF SMITTYBILT, INC .A/K/A CORONA PRODUCT SUPPLY COMPANY, LOCATED IN CORONA, CALIFORNIA

Dear Jim:

         As per our recent discussions, Lund International Holdings, Inc. ("LIH") is interested in offering you additional responsibilities within our organization. This correspondence sets out the terms of our offer concerning the responsibilities associated with Smittybilt, Inc., located in Corona California, which is internally referred to as the Corona Product Supply Company. This letter sets out your current job responsibilities at Trailmaster Products, Inc. and the new job responsibilities associated with the Corona Product Supply Company. The terms of any employee handbook for Smittybilt, Inc., the Corona Product Supply Product Company, LIH's Insider Trading Policy, and Insider Trading Compliance Program, which reflect the current policies and procedures of LIH apply to you, and are all subject to change. You have previously received a copy of the Insider Trading Policy, and Insider Trading Compliance Program. Any Smittybilt, Inc. employee policies or handbooks will be given to you in the near future and are subject to change as well, because we anticipate a revision of these policies.

         Please sign the letter at the bottom if the terms offered in this letter are acceptable to you. We hope that you will accept our offer of additional job responsibilities at the Corona Product Supply Company, and will move to Corona, California to carry out these responsibilities.

POSITION: Initially you will act as President of Trailmaster Products, Inc. and Vice President of the Corona Product Supply Company. Given the direction of LIH, it is most probable that these combined positions will evolve, change and you will eventually become the Vice President of the Corona Product Supply Company in the Light Truck Accessories Division. LIH and its subsidiaries reserve the right to modify your job responsibilities and its reporting and organizational structure at its discretion.

April 13, 1999
J. Chick
Page 2


EFFECTIVE DATE FOR THIS LETTER: The terms of this letter will be effective thirty (30) days from the date you sign this letter agreement, or on the date LIH makes a public announcement that Trailmaster Products, Inc.'s plan to move to Corona, California has been implemented, whichever event occurs first.

BASE SALARY: $126,000 on an annual basis subject to adjustment, if any, at LIH's sole discretion on a yearly basis after any performance review. The first performance review related to any potential base salary adjustment will be twelve (12) months after the Effective Date for this Letter, as described above.

BONUS: You will be eligible for any bonus plan offered by the LIH, subject to its terms and conditions. Lund International Holdings, Inc. reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year, including but not limited to the year 2000. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans, are discretionary, have not been adopted and have yet to be determined or approved by the Board of Directors, and are subject to Trailmaster Products, Inc., Smittybilt, Inc., or LIH's interpretation. According to the terms and conditions of the current 1999 Results Sharing Plan, your potential bonus range is $5,760 if Trailmaster Products, Inc. reaches the Threshold Figure, and is $57,600, if Trailmaster Products, Inc. reaches the Target Figure. Thus, any potential bonus for you for 1999 will be based upon the performance of Trailmaster Products, Inc. You have previously received a copy of the 1999 Results Sharing Plan.

BENEFITS: You are entitled to all current benefits, according to their terms and conditions, that are offered to other senior management members in an equivalent position with Trailmaster Products, Inc. and/or the Corona Product Supply Company. You are also eligible for Exec-u-care benefits. LIH and its subsidiaries reserve the right to change its benefits package and plans.

STOCK OPTION PLAN: Under the letter agreement between Trailmaster Products, Inc., and you dated April 7, 1998, and signed by you on April 14, 1998, you were and are eligible to receive a total of Ten Thousand (10,000) stock options of Lund International Holdings, Inc. with Two Thousand (2,000) vesting one year from the date you signed the letter agreement on April 14, 1998 ("anniversary date"), and Two Thousand vesting on your successive anniversary dates thereafter, until all Ten Thousand stock options have vested. You are also eligible for Twenty Two Thousand (22,000) additional stock options of Lund International Holdings, Inc. The Twenty Two Thousand (22,000) stock options were granted on February 24, 1999 with Four Thousand Four Hundred (4,400) vesting one
(1) year from February 24, 1999 ("anniversary date"), and Four Thousand Four Hundred (4,400) vesting on your successive anniversary dates thereafter, until all Twenty Two Thousand (22,000) stock options have vested.



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April 13, 1999
J. Chick

Page 3

You must be employed on each anniversary date with no break in service for the stock options to vest. The vesting schedule would be accelerated in the event of a "Change of Control", as defined and set forth in the stock option plan. All of these stock options, are subject to, and will be issued according to, our stock option plan and the additional Twenty Two Thousand (22,000) may require board and/or stockholder approval.

VACATIONS: You will be eligible for a three (3) week paid vacation, accruing according to Trailmaster Products, Inc.'s current vacation benefits.

LEASED VEHICLE: During your employment under this letter agreement, you will be provided with a late model light truck or sport utility vehicle for your use, subject to the approval of the President of LIH.

RELOCATION EXPENSES: You will be eligible for reimbursement under the attached relocation policy for your required move to Corona, California. In addition, all reimbursed relocation expenses will be "grossed up" on your state and federal year-end W-2 statement, as filed and allowed under the applicable state and federal tax codes.

HOUSING ALLOWANCE: You will be eligible for a housing allowance, not to exceed Fifty Thousand Dollars ($50,000). The housing allowance will vest over the course of forty-eight (48) months. If you voluntarily terminate your employment under this letter agreement before forty-eight (48) months have passed, your shall reimburse Trailmaster Products, Inc. or LIH an equivalent percentage of the Fifty Thousand Dollars ($50,000). For example, if you voluntarily terminate your employment after 24 months, you would owe Trailmaster Products, Inc. $1,042 multiplied by 24 months or Twenty Five Thousand Eight Dollars ($25,008). Any housing allowance you utilize will be "grossed up" on your state and federal year-end W-2 statement, as filed and allowed under the applicable state and federal tax codes.

         In the positions of President of Trailmaster Products, Inc. and Vice President of the Corona Product Supply Company, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and all of its subsidiaries, which includes but is not limited to Smittybilt, Inc., Deflecta-Shield Corporation and its subsidiaries, whether actually merged or not, and/or any company to be acquired by Lund International Holdings, Inc. or its subsidiaries, or any restructured entities, (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

         1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and






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April 13, 1999
J. Chick

Page 4

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

         6. The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7.       Shipping methods, pricing, profit margins per products; and

         8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business plans; and

         10. All other types and categories of information which are generally understood by persons involved in the automotive industry and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.



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April 13, 1999
J. Chick
Page 5


         You agree that you will not disclose or use at any time (as limited by applicable law) in any manner, either during your employment or after your employment, any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

         You agree in the event your employment with Trailmaster Products, Inc., the Corona Product Supply Company, and/or LIH ("Trailmaster") is terminated, whether voluntarily or otherwise, and/or you are separated from your employment with Trailmaster, that you, for a period of six (6) months from the date of separation of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You further agree that you will not, for a period of six (6) months from the date of your separation of employment with Trailmaster, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of or the attempt to solicit any potential or actual product designer, supplier, customer, and/or distributor, and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your separation from employment. This restriction encompasses any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You also agree that for a period of six (6) months from your separation from employment with Trailmaster, whether voluntarily or otherwise, that you will not hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any potential or actual product designer, customer, distributor, manufacturer, and/or supplier of the Company's that you have had contact with for the two (2) years preceding your separation from employment.





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April 13, 1999
J. Chick
Page 6

         Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales, distribution, or marketing activities, or has otherwise established its good will, business reputation, or any potential or actual product designer, or customer, or supplier, or distributor or manufacturing relations during the two
(2) years preceding your separation from employment.

         These confidentiality and non-compete terms of this agreement extend beyond the termination and/or separation of your employment and shall continue in full force and effect after the termination and/or separation of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

         You agree that at the time of your termination and/or separation of employment at Trailmaster, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials. You agree that the Company may seek injunctive relief to enforce the non-competition, confidentiality and Company property provisions of this letter agreement, and agree that if the Company prevails in enforcing any of these provisions, the Company will be entitled to the Company's damages, reasonable attorney fees and costs.

         This agreement refers to Trailmaster Products, Inc., Smittybilt, Inc., Lund International Holdings, Inc. and its subsidiaries, and Deflecta-Shield Corporation, and is subsidiaries, and any restructured entities, because you may be privy to all operations of Lund International Holdings, Inc. and its subsidiaries', any restructured entities' or acquired entities confidential information, operations and trade secret or proprietary information.

         If you accept the new job responsibilities offered in this letter agreement, you understand that your employment is not for a particular time period, and that either you or Trailmaster/LIH may terminate the employment relationship at any time for any reason or no reason and without just cause or cause. This agreement is not to be interpreted as an agreement for continued employment, because either party may terminate it at any time and your employment is "at will". Further, you agree that this letter agreement, and the employment relationship does not contain or have any covenant of good faith and fair dealing, either expressed or implied.



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




April 13, 1999
J. Chick
Page 7


         In the event you are terminated without cause, you shall be paid, exclusive of any bonuses or other remuneration and minus any unvested portion of your housing allowance, six (6) months of your base salary effective on the date of separation, only if you sign a full and complete release of all claims against the Company. However, you will not be entitled in any way to six (6) months of your base salary (minus any unvested portion of the housing allowance), if you voluntarily terminate your employment with Trailmaster/LIH, or you are terminated for cause, or you decline to execute the full and final release.

         It is LIH's understanding that you are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by accepting this offer of additional job responsibilities, you will not be breaching or violating any other obligations. If any breach of a prior obligation occurs, Trailmaster Products, Inc. reserves the right to withdraw this offer of additional job responsibilities and benefits, and terminate your employment.

         This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement, where not pre-empted by federal law, will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representative and assigns.

         This letter agreement supersedes, revokes, or voids all other offers, or agreements, oral or written made by Trailmaster Products, Inc., or Lund International Holdings, Inc., or its subsidiaries regarding any position with Trailmaster Products, Inc. or Lund International Holdings, Inc., or any position with any of its subsidiaries, including but not limited to the letter agreement between you and Trailmaster Products, Inc. dated April 7, 1998 and signed by you on April 14, 1998.




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April 13, 1999
J. Chick
Page 8


         Please accept our offer as set out in this letter agreement by executing this letter agreement at the bottom. Thank you for your time and interest in taking on the additional responsibilities of Vice President of our Corona Product Supply Company. Please feel free to call me at your convenience if you have any questions. I look forward to your response in the very near future.

Sincerely,


 /s/ J. Timothy Yungers
--------------------------------------------------------
J. Timothy Yungers
Director of Human Resources for Lund International
  Holdings, Inc., parent of Trailmaster Products, Inc.
  And Smittybilt, Inc.






Accepted by:       /s/ Jim Chick
                   --------------------------------------------
                   Jim Chick

Dated:
                  ---------------------------------------------






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


POLICY/PROCEDURE

Process:              Employee Transfer/Relocation Expenses
Policy No.:           HR0008
Revision No.:         1
Date                  8/20/97
Authorization


1.0      OBJECTIVE

         To provide assistance to an employee when transferred.

2.0      SCOPE

         The area senior manager secures approval from the CEO prior to any relocation. The Human Resources Department coordinates activities. Accounting is provided a budget from the area senior manager and Human Resources. This policy applies to any transfers when the distance is greater than 100 miles.

3.0      POLICY

         3.1 The company pays a seller's reasonable and customary closing costs in the case of a home sale.

         3.2 The company pays a reasonable and customary Realtor's fee in the case of a home sale.

         3.3 The company pays reasonable moving expenses including packaging and unpackaging of household goods. The moving company is contracted for by the company.

         3.4 The company pays for reasonable temporary housing for up to three months duration.

         3.5 The company pays a meal per diem of $25 while the employee is provided temporary housing.

         3.6 The company provides for two visits per month to the employee's home at the company's authorized and reasonable expense.

         3.7 The company provides for two home buying/rental trips for the employee and spouse at the company's authorized and reasonable expense.

         3.8 The company provides up to 1% in loan commitment fees when the employee purchases a home.

         3.9 The company may provide a bridge loan under certain circumstances and at current market rates to assist an employee in the purchase of a home.

         3.10 The company provides a flat payment of 2% of base annual salary for incidental moving and relocation expenses paid at closing or equivalent time.






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